ASSET PURCHASE AGREEMENT

by and between

TDG ACQUISITION COMPANY, LLC

and

VUZIX CORPORATION

Dated: June 15, 2012

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ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of June 15, 2012, by and between TDG ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Buyer”), and VUZIX CORPORATION, a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Acquired Assets, as hereinafter defined, for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, do hereby agree as follows:

Article I
Definitions

Section 1.01         Definitions. The following capitalized terms shall, for all purposes of this Agreement, have the meanings specified in this Section 1.01, unless the context clearly requires otherwise:

“AAA” shall have the meaning set forth in Section 10.06(c).

“Accounting Principles” means the accounting principles set forth on Exhibit A.

“Accounts Payable” means all trade accounts payable of Seller and any claim, remedy or other right and any obligation related to the payment thereof (that has not, in any case, been converted into a promissory note or similar instrument).

“Accounts Receivable” means those trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment that represent amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller.

“Acquired Accounts Receivable” shall have the meaning set forth in Section 2.01(a)(iii).

“Acquired Assets” shall have the meaning set forth in Section 2.01(a).

“Acquired Contracts” shall have the meaning set forth in Section 2.01(a)(vi).

“Acquired IP” shall have the meaning set forth in Section 2.01(a)(iv).

“Acquired Inventory” shall have the meaning set forth in Section 2.01(a)(ii).

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time. For purposes of the foregoing definition, “control” and derivatives thereof shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through ownership of equity interests, reserved corporate power, by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to control another Person which is not an individual if the first Person directly or indirectly holds 50% or more of the outstanding voting securities of the second Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B.

“Assumed Vacation Employee Liabilities” shall have the meaning set forth in Section 2.01(c)(ii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.01(c).

“Bill of Sale” means the Bill of Sale substantially in the form of Exhibit C.

“Books and Records” means copies of shipping records, invoices, supplier lists, maintenance, operating and production records and advertising and promotional materials, credit records of customers to the extent related to the Business or the Shared Business, including copies of the books and records relating to Shared IP and the employee and personnel records of the Hired Employees and an electronic copy of the general ledger of the Seller for the period following December 31, 2010.

“Business” means the portion of the business conducted or planned to be conducted on or prior to the Closing Date by Seller, and as conducted or planned to be conducted after the Closing Date by Buyer, other than the Retained Business and the Shared Business, such Business including the sale or license of products and the providing of services, directly or indirectly, to Military Organizations and Defense and Security Organizations. For purposes of Seller’s representations and warranties in Section 3.01, the term Business shall not include Buyer’s plans for conducting the Business in any manner different than as conducted or planned to be conducted by Seller.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) any other day on which banks in New York, New York are closed.

“Business Financials” shall mean a balance sheet of the Business as of December 31, 2011 and those pro forma summary contribution statements for the business as if run as a separate division of the Seller for the 12-month periods ended December 31, 2009, December 31, 2010, and December 31, 2011, all as attached hereto as Schedule 1.01(A), prepared in each case in accordance with the Accounting Principles.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Person” shall have the meaning set forth in Section 9.02(a).

“CAGE Code” shall have the meaning set forth in Section 7.08(a).

“Cap Amount” shall have the meaning set forth in Section 9.02(e)(ii).

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Accounts Payable” means the Accounts Payable set forth on Schedule 1.01(B).

“Closing Date” shall have the meaning set forth in Section 2.03.

 “Closing Payment” shall have the meaning set forth in Section 2.02(a).

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“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated pursuant thereto.

“Completed Tac Eye Systems” shall have the meaning set forth in Section 2.02(f).

“Consent” means any approval, consent, action, ratification, waiver or authorization of any kind or nature.

“Contract” means any contract, obligation, lease, license, arrangement, agreement, indenture, undertaking, debt or other instrument, loan, mortgage, letter of credit, and any other understanding or commitment, oral or written, and any and all amendments or modifications to any of the foregoing.

“Customer Deposits” shall have the meaning set forth in Section 2.01(a)(viii).

“Damages” shall have the meaning set forth in Section 9.02(a).

“Defense and Security Organizations” means business customers and Governmental Entity customers that primarily provide security and defense services, including police, fire fighters, EMTs, other first responders, homeland and border security, and private security.

“Dispute” shall have the meaning set forth in Section 10.06(a).

“Authorized Reseller Agreement” means the Authorized Reseller Agreement between Buyer and Seller in the form attached to this Agreement as Exhibit D.

“Earn-Out Payment” / “Earn-Out Payments” shall have the meaning set forth in Section 2.02(c).

“Earn-Out Period” shall have the meaning set forth in Section 2.02(c).

“Earn-Out Quarter” shall have the meaning set forth in Section 2.02(c).

“Earn-Out Statements” shall have the meaning set forth in Section 2.02(c)(iii).

“EBPOC” shall have the meaning set forth in Section 7.08(b)(iv).

“Employee Benefit Plan” means any benefit plan, program, contract or arrangement (whether for the benefit of current or former employees, consultants, officers, directors or independent contractors of Seller), whether or not reduced to writing, including any employee benefit plan (as defined in Section 3(3) of ERISA) and any and all plans, programs, Contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, phantom stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, including any fringe benefits, and plans, programs, Contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control, in whole or in part, of Seller, which Seller has at any time adopted or maintained, with respect to which Seller has or may have any liability or is a fiduciary or under which Seller has any present or future obligation to contribute or make payment or under which any current or former employee, consultant, independent contractor, officer or director of Seller (and/or any dependent or beneficiary thereof) is covered or entitled to benefits.

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“Employees” shall mean employees of Seller, past or present.

“Encumbrance” means any mortgage, pledge, lien, restriction, claim, condition, equitable interest, option, right of way, easement, encroachment, servitude, right of first refusal, charge, security interest or other encumbrance of any kind or nature.

“Environment” means all air, surface water, groundwater, land (including land surface and subsurface), wildlife and all other natural resources and aspects of the environment of any kind or nature.

“Environmental Claim” means any notice or claim by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release into the Environment, of any material, substance or form of energy (including any Hazardous Substance) at any Site, or (b) circumstances forming the basis of any existing or potential violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq. and all regulations promulgated pursuant thereto (CERCLA), the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the state analogies thereto, including any common law principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Exhibit” means any exhibit attached to this Agreement.

“Financials” shall have the meaning set forth in Section 3.01(f)(i).

“Fundamental Representations” shall have the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles, applied consistently with the historical policies, practices, methodologies and calculations used in the preparation and presentation of the Financials.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature, whether federal, state or local, domestic or foreign, and/or (b) governmental or quasi-governmental entity of any nature, including any governmental or quasi-governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, taxing authority or unit and any court or other tribunal (including any arbitration or similar tribunal), whether domestic or foreign, and/or (c) official of any of the foregoing acting in his or her official capacity.

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“Grant-Back License Agreement” means the Grant-Back License Agreement that is attached as Exhibit E.

“Gross Revenue” shall have the meaning set forth in Section 2.02(c).

“Group” means, for purposes of ERISA and the Code as related to any Employee Benefit Plan, Seller and any company or entity which, together with Seller, is a “trade or business under common control” or constitutes a member of Seller’s “controlled group” or “affiliated service group” within the meaning of Sections 4001(a)(14) and/or 4001(b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code.

“Hazardous Substances” means petroleum, petroleum hydrocarbons, petroleum products or by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, gases, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or which are otherwise regulated pursuant to any Environmental Law.

“Hired Employees” shall have the meaning set forth in Section 7.07.

“Indebtedness” means, with respect to any specified Person, any Liabilities relating to (a) indebtedness, including interest and any prepayment penalties, expenses, or fees associated therewith or created thereby, of such Person for borrowed money; (b) reimbursement obligations and obligations of such Person with respect to letters of credit, bank guarantees, surety bonds and performance bonds, whether or not matured, (c) obligations of such Person to pay the deferred purchase price of property or services, other than the current portion of Accounts Payable arising in the Ordinary Course of Business of such Person; (d) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of, or has been assumed by, such Person; (e) capital lease obligations of such Person; and (f) indebtedness or obligations of others guaranteed by such Person.

“Indemnified Party” shall have the meaning set forth in Section 9.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.03(b).

“Intellectual Property” means all domestic and foreign patents, inventions, designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, domain names, URL’s, trade secrets, computer programs, software, source code, confidential information, know-how and all registrations, applications, continuations, goodwill and license agreements relating to any of the foregoing.

“Interim Financials” means the internally prepared unaudited financial statements of Seller for the 4-month period ended April 30, 2012.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, parts, spare parts, components and other inventories of Seller, including all such items (a) located at the Real Property, (b) in transit from suppliers of Seller, (c) held for delivery by suppliers of Seller, and (d) all other inventory located at a third party location on a consignment basis or for purposes of contract manufacturing as listed and described on Schedule 3.01(t).

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 “IP Rights” shall have the meaning set forth in Section 3.01(m).

“Knowledge” - a specified individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)          that individual is actually aware of that fact or matter; or

(b)          a prudent individual holding a comparable position with similar authority and responsibility would be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably diligent investigation regarding such fact or matter.

With respect to Seller, Buyer or any other Person who is not an individual, Knowledge means (i) the Knowledge (determined pursuant to subheadings (a) and (b) above) of the officers and directors of Seller, Buyer or such other Person (or persons in similar positions if such Person is not a corporation) and (ii) additionally, in the case of Seller, the Knowledge (determined pursuant to subheadings (a) and (b) above) of Michael McCracken, Vinny Ferrer, Jay Bischalaney, and Jim Donnelly.

“Law” means any law (including principles of common law), statute, rule, judgment, injunction, regulation, by-law, ordinance, code, decision, Order, decree or other pronouncement by any Governmental Entity having the effect of law.

“Letter of Intent” means that certain Letter of Intent between Buyer and Seller dated March 15, 2012.

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of such Person of any kind or nature, including those arising under Law, Contract or otherwise, whether known or unknown, accrued or unaccrued, absolute or contingent, liquidated or unliquidated and whether or not disclosed on the Schedules to this Agreement.

“Material Adverse Effect” means, as the context requires, with respect to Seller, any effect that, individually or in the aggregate, is or could be both material and adverse to the Business as conducted or planned to be conducted by Seller on or prior to the Closing Date, the Shared Business, Acquired Assets or the financial condition, prospects, or results of operation of Seller taken as a whole other than any such effect caused by or resulting from (x) changes in general economic conditions; or (y) competition or other changes in circumstances or conditions generally affecting the industries in which Seller operates which do not have a disproportionate effect on Seller.

“Material Customers” shall have the meaning set forth in Section 3.01(v).

“Material Suppliers” shall have the meaning set forth in Section 3.01(v).

“Maximum Earn-Out Amount” shall have the meaning set forth in Section 2.02(c).

“Military Organizations” means organizations, departments, or individuals authorized by a Governmental Entity to defend or engage in combat for a country or who otherwise engage in activities of a military nature or function. For purposes of clarity, any individual retail consumer who purchased finished products for personal non-military use is not a Military Organization.

“MOH” shall have the meaning set forth in Section 3.01(f)(ii).

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“Most Recent Year-End Financials” means the financial statements included in the SEC filings on Form 10-K for Seller’s fiscal year ended December 31, 2011.

“Most Recent Year-End Financials Date” means December 31, 2011.

“Multi-Employer Plan” shall have the meaning set forth in Section 3.01(p)(ii).

“Notice” shall have the meaning set forth in Section 10.01.

“Notice of Objection” shall have the meaning set forth in Section 2.02(e)(iv).

“Order” means any writ, judgment, decree, ruling, assessment, injunction, stipulation, award or similar order of any Governmental Entity (in each case, whether preliminary or final).

“Ordinary Course of Business” means, with respect to a specified Person, business conducted or an action taken by such Person which is consistent in nature, scope and magnitude with the past practices of such Person, is done in the ordinary course of the normal, day-to-day operations of such Person, and does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority if such Person is not a corporation) and is similar in nature, scope and magnitude to the conduct of or actions customarily taken, in the ordinary course of the normal, day-to-day operations of other prudent Persons that are in the same line of business as such specified Person.

“Organizational Documents” means, with respect to a specified entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any certificate of partnership or similar document; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any such Person and all resolutions, minutes, stock ledgers and similar items of such Person; and (g) any amendment or supplement to any of the foregoing.

“Parties” means Buyer and Seller and “Party” shall mean any one of Buyer or Seller.

“Permits” means licenses, permits, certificates, approvals, authorizations, Consents, waivers or Orders issued, granted, given or otherwise made available by or under the authority of, or filed with, any Governmental Entity.

“Person” means any Governmental Entity, individual, corporation, association, partnership, limited liability company, organization, business, trust, unincorporated association, joint venture or any other form of entity.

“Preamble” shall mean the preamble to this Agreement.

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“Proceeding” means any action, suit, claim, grievance, complaint, charge, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private and whether at law, in equity or otherwise) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or similar tribunal.

“Purchase Price” means the Closing Payment plus the total amount of any Earn-Out Payments.

“Real Property” shall have the meaning set forth in Section 3.01(m)(i).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

“Representatives” means with respect to any specified Person, such Person’s authorized officers, managers, directors, employees, attorneys, and agents.

“Restricted Acquired Contract” shall have the meaning set forth in Section 7.08(a).

“Restricted Period” shall have the meaning set forth in Section 7.02(a)(i).

“Restrictive Covenants Agreement” shall have the meaning set forth in Section 8.01(i).

“Retained Business” means that portion of the business conducted on or prior to the Closing Date or planned to be conducted thereafter by Seller (other than the Business and the Shared Business) consisting of selling products manufactured by or for, and services rendered by or for, Seller for use by, retail consumer markets consisting of individuals and families who purchase finished products and services for personal use (other than any military, commercial or professional use) from Seller or a third-party reseller or distributor of Seller.

“Retained IP” shall have the meaning set forth in Section 2.01(b)(iv).

“Retained Obligations” shall have the meaning set forth in Section 2.01(d).

“Revenue Benchmark” shall have the meaning set forth in Section 2.02(c).

“Schedule” means any schedule attached to this Agreement.

“SEC Filings” means the filings made by the Seller with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Contract” means any Contract to which Seller is a party or by which it is bound or pursuant to which any of its assets (including the Acquired Assets) are subject.

“Seller Indemnified Person” shall have the meaning set forth in Section 9.02(b).

“Seller’s CAGE Code” shall have the meaning set forth in Section 7.08(b).

“SG&A” shall have the meaning set forth in Section 3.01(f)(ii).

“Shipped Tac Eye Systems” shall have the meaning set forth in Section 2.02(f).

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“Site” means the Real Property and any other real property now or previously owned, leased, used or operated by Seller, any predecessors of Seller, any past, present or future parents or Subsidiaries of Seller, including all land, soil, subsoil, surface waters and groundwater thereat.

“Shared Business” means that portion of the business conducted on or prior to the Closing Date or planned as of the Closing Date to be conducted or developed thereafter by Seller or Buyer (other than the Business and the Retained Business) consisting of the sale or license of products and the providing of services, directly or indirectly, to Persons for business use or consumption, including commercial and/or professional use or consumption but excluding, in any case, any products or services or related Intellectual Property developed by a Party following the Closing Date.

“Shared IP” shall have the meaning set forth in Section 2.01(a)(v).

“Shared Services Agreement” means the Shared Services Agreement that is attached as Exhibit F.

“Tax” or “Taxes” means all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, social security, unemployment, disability, stamp, sales, goods and services, use, wage, payroll, withholding, employer health, workers’ compensation, employment, occupation, business, real property and personal property taxes imposed, assessed or collected by any Governmental Entity; taxes measured by or imposed on capital or capital stock; levies, duties, customs, import, license and legislation fees; any other taxes imposed, assessed or collected by any Governmental Entity (domestic or foreign), including assessments in the nature of taxes; and including interest, penalties, fines, assessments and deficiencies relating to any Tax or Taxes; provided, however, that Taxes shall not include any Transaction Sales Taxes.

“Tax Return” or “Tax Returns” means all returns, reports, estimates, schedules, declarations, information statements and documents, as well as any amendments thereto, relating to or required to be filed in connection with any Taxes pursuant to any Laws.

“Third Party Claim” shall have the meaning set forth in Section 9.03(a).

“Threshold Amount” shall have the meaning set forth in Section 9.02(e)(i).

“Trademark License Agreement” means the Trademark License Agreement that is attached as Exhibit G.

“Transaction Documents” means this Agreement and any other agreements, documents, certificates or instruments to be executed and/or delivered in connection with the Transactions and all Schedules including the Bill of Sale, the Assignment and Assumption Agreement, the Shared Services Agreement, the Authorized Reseller Agreement, and the License Agreement.

“Transaction Sales Taxes” means any sales, transfer, use or other taxes that are imposed on the Transactions and the transfer and licensee of assets from Seller to Buyer in connection therewith, excluding, however, taxes including income and franchise taxes that result from the gain realized by Seller as a consequence of such transaction.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

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Capitalized terms used in this Agreement but not defined in this Section 1.01 shall have the respective meanings ascribed thereto elsewhere in this Agreement.

Section 1.02         Accounting Terms. For all purposes of this Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Agreement shall have the meaning given to it, and all accounting determinations (other than terms or determinations with respect to financial statements and information prepared in accordance with the Accounting Principles) shall be made, in accordance with GAAP.

Section 1.03         Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The singular shall include the plural for purposes of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a Party to take an action, such requirement shall be deemed to constitute an undertaking by such Party to use commercially reasonable efforts to effect such action. Whenever this Agreement indicates that Seller has “made available” any document to Buyer, such statement shall be deemed to be a statement that such document was posted, and fully accessible to Buyer, in an electronic data room.

Article II
Sale and Transfer of Acquired Assets; Assumed Liabilities;
Retained Obligations; Purchase Price; and Closing

Section 2.01         Assets and Liabilities.

(a)          Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, the following assets of the Seller (the “Acquired Assets”):

(i)          all tools, furniture, equipment and other personal property listed on Schedule 2.01(a)(i);

(ii)         the Inventory (the “Acquired Inventory”) that is listed on Schedule 2.01(a)(ii);

(iii)        the Accounts Receivable (the “Acquired Accounts Receivable”) that are listed on Schedule 2.01(a)(iii);

(iv)        the Intellectual Property that is set forth on Schedule 2.01(a)(iv) (the “Acquired IP”), subject to the rights granted to Seller pursuant to the Grant Back License Agreement;

(v)         an undivided, joint ownership interest in the Intellectual Property that is set forth on Schedule 2.01(a)(v) (the “Shared IP”);

(vi)        those Seller Contracts that are set forth on Schedule 2.01(a)(vi) (the “Acquired Contracts”);

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(vii)       all Permits that are set forth on Schedule 2.01(a)(vii);

(viii)      all customer deposits and prepayments that are set forth on Schedule 2.01(a)(viii) (“Customer Deposits”); and

(ix)         the Books and Records.

(b)          Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.01(a) or elsewhere in this Agreement, except for and subject to Seller’s representations and warranties, all assets of Seller not included in the Acquired Assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing. Without limiting the foregoing, the Excluded Assets shall include the following:

(i)          all cash of Seller in excess of any Customer Deposits;

(ii)         insurance policies and claims thereunder;

(iii)        general corporate records and financial records of Seller;

(iv)        All Intellectual Property of Seller other than the Acquired IP and the Shared IP (the “Retained IP”), which is listed on Schedule 2.01(b)(iv); and

(v)         the tools, furniture, equipment and other personal property of Seller, including the items listed on Schedule 2.01(b)(v).

(c)          Assumed Liabilities. Buyer assumes and agrees to pay, perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), subject to the terms and conditions of this Agreement:

(i)          the liabilities arising after the Closing Date under the Acquired Contracts, except to the extent that any such liability arises out of or relates to a breach by Seller that occurred prior to the Closing Date, in which case the liability will be a Retained Obligation;

(ii)          vacation Liability properly accrued through the Closing Date with respect to the Hired Employees as set forth on Schedule 2.01(c)(ii)(the “Assumed Employee Vacation Liabilities”); and

(d)          Retained Obligations. Buyer shall not assume or be responsible for any, and Seller shall retain and pay, perform and discharge when due all, Liabilities of Seller other than the Assumed Liabilities (collectively, the “Retained Obligations”). The Retained Obligations include the following:

(i)          all Accounts Payable whether relating to the Business, Shared Business, Retained Business or otherwise;

(ii)         any Proceedings against Seller with respect to the Acquired Assets, the Business, the Shared Business, or otherwise, whether or not disclosed to Buyer on any Schedule or otherwise, pending or threatened as of the Closing Date or arising, whether before or after the Closing, from acts, omissions, events or conditions occurring or existing on or prior to the Closing Date;

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(iii)        any Liability under any Environmental Law or otherwise relating to the Environment or Hazardous Substances (including any Liability associated with, resulting from or arising out of the facts and circumstances disclosed on Schedule 3.01(q)) arising from facts or circumstances existing or occurring on or prior to the Closing Date;

(iv)        any Liability under any Acquired Contract to the extent that it arises out of or relates to any breach by Seller;

(v)         any Liability for Taxes, including any deferred Taxes of any nature, any sales Tax related to, resulting from or arising out of the conduct of the Business or the Shared Business on or prior to the Closing Date, and any Transaction Sales Taxes;

(vi)        any Liability under any Seller Contract not assumed by Buyer pursuant to this Agreement;

(vii)       any Liability under the Employee Benefit Plans or relating to payroll, severance, bonuses, vacation, or sick leave of any kind offered or maintained by Seller for Employees (other than the Assumed Employee Vacation Liabilities or any other Liabilities as relate to the Hired Employees that arise after the Closing Date and relate solely to the period following the Closing Date) or any other Liability of Seller to or in respect of any Employee or employment practices or matters whether based on breach of contract, wrongful discharge, retaliatory discharge, bad faith, impairment of economic opportunity, intentional infliction of emotional harm or any other tort, violations of any constitutional right, age discrimination or any other form of hiring or employment discrimination, under every applicable Law, including any and all state anti-discrimination Laws, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and the Americans With Disabilities Act, as amended,;

(viii)      any Liability to any shareholder of Seller, except any Liability that arises from any action or failure to act of Buyer;

(ix)         any Liability of Seller based upon Seller’s acts or omissions occurring on or after the Closing Date;

(x)          any Liability of Seller with respect to Indebtedness, including the current portion of any Indebtedness and any prepayment penalties associated therewith;

(xi)         any Liability arising from the ownership and operation of the Excluded Assets before, on or after the Closing;

(xii)        any Liability arising from or claimed to have been incurred by reason of an alleged defect or defects in any products or services manufactured, distributed, rendered or sold by Seller prior to the Closing Date, including arising from any claim of breach of express or implied warranty; provided, however, that Buyer shall promptly give notice to Seller of any such claim, permit Seller to satisfy such claim in accordance with any applicable warranty terms and reasonably cooperate with Seller in the satisfaction of such claim (which cooperation shall not be deemed to include any obligation to expend any material sums);

(xiii)       any suits, actions or claims relating to workers’ compensation or otherwise involving injury, disability or death occurring in the course of employment to any Employees of Seller relating to periods on or prior to the Closing Date; and

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(xiv)      any suits, actions or claims arising from any violation or alleged violation of any collective bargaining agreement or similar agreement with Employees of Seller, or from any violation or alleged violation by Seller of the National Labor Relations Act, as amended, rules and regulations thereunder, or any other Law governing labor relations.

Section 2.02         Purchase Price; Adjustments.

(a)          Consideration. As consideration for the Acquired Assets, the Buyer shall (i) pay to Seller the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000) in accordance with Section 2.02(b) (as adjusted pursuant to Section 2.02(f)) (the “Closing Payment”), (ii) pay to the Seller Earn-Out Payments to the extent earned and payable, if at all, pursuant to Section 2.02(c), and (iii) assume the Assumed Liabilities.

(b)          Closing Payment. The Buyer shall pay the Closing Payment (as adjusted pursuant to Section 2.02(f)) at the Closing, and it shall be distributed as follows:

(i)          that portion of any Indebtedness of the Seller encumbering any portion of the Acquired Assets that the holder thereof requires be paid in connection with its release of Encumbrances thereon shall be paid from the Closing Payment by wire transfer of immediately available funds in the amounts and to the accounts specified on Schedule 2.02(b)(i);

(ii)         all Closing Accounts Payable shall be paid from the Closing Payment by wire transfer of immediately available funds in the amounts and to the accounts specified on Schedule 1.01(B); and

(iii)        following payment of the amounts set forth in Sections 2.02(b)(i) and (ii), the balance of the Closing Payment shall be paid by wire transfer of immediately available funds to the account of Seller, pursuant to the wire instructions set forth on Schedule 2.02(b)(iii).

(c)          Earn-Out. The Seller shall have the opportunity to earn additional consideration for the Acquired Assets up to a maximum aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Maximum Earn-Out Amount”) pursuant to the provisions of this Section 2.02(c). Buyer shall earn the Maximum Earn-Out Amount if (i) the gross revenue of the Business, determined in accordance with GAAP net of reserves for returns, uncollectible Accounts Receivable, refunds, rebates, discounts, and similar items, as conducted by Buyer during the period commencing at 12:01 a.m. Eastern Standard Time on the Closing Date and ending at 11:59 p.m. on May 31, 2013 (the “Earn-Out Period”), plus (ii) the amount collected by Buyer from all Acquired Accounts Receivable attributable to the conduct of the Business by Seller from June 1, 2012 through 11:59 p.m. on the date immediately preceding the Closing Date (collectively, the sum of (i) and (ii) being referred to as “Gross Revenue”) equals or exceeds Fourteen Million Dollars ($14,000,000) (the “Revenue Benchmark”). If Gross Revenue is less than Fourteen Million Dollars ($14,000,000) during the Earn-Out Period Seller may be entitled to additional consideration for the Acquired Assets in the form of quarterly payments (each an “Earn-Out Payment”) in an aggregate amount less than the Maximum Earn-Out Amount based upon quarterly Gross Revenue. For purposes of determining quarterly Earn-Out Payments, if any, the relevant “quarters” shall commence on June 1, 2012, September 1, 2012, December 1, 2012 and March 1, 2013, each such quarter being referred to herein as an “Earn-Out Quarter.” Earn-Out Payments shall be calculated and paid based on the following:

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(i)          Calculation. Earn-Out Payments shall be calculated and paid based on Gross Revenue for each Earn-Out Quarter and, if applicable, on a “catch-up” basis based on the aggregate Gross Revenue for the Earn-Out Period. For any Earn-Out-Quarter during which Gross Revenue equals or exceeds Three Million Five Hundred Thousand Dollars ($3,500,000), Seller shall be entitled to receive an Earn-Out Payment equal to Six Hundred Twenty Five Thousand Dollars ($625,000). At the end of the Earn-Out Period, Seller shall also be entitled to receive an additional Earn-Out Payment in the amount of Six Hundred Twenty Five Thousand Dollars ($625,000) for each previous Earn-Out Quarter for which no Earn-Out Payment was previously paid if the aggregate amount of Gross Revenue for the Earn-Out Period equals or exceeds the Revenue Benchmark. As soon as practical, using commercially reasonable efforts following the end of each Earn-Out Quarter, but in no event more than 45 days following the end of each such Earn-Out Quarter, Buyer shall deliver a statement to Seller setting forth Gross Revenue for such quarter as determined by Buyer in accordance with Buyer’s books and records and GAAP, and a calculation of any Earn-Out Payment earned with respect to such Earn-Out Quarter and, for the final Earn-Out Quarter earned on a “catch-up” basis with respect to any prior Earn-Out Quarter (collectively the “Earn-Out Statements”). Absent a showing of manifest error or fraud, each of such Earn-Out Statements shall be final, binding, and conclusive on the Parties.

(ii)         Payment. Buyer shall pay each Earn-Out Payment, if any, simultaneously with the delivery of the corresponding Earn-Out Statement.

(iii)        Audit Rights. During the Earn-Out Period and for a period ending 180 days after the end of the Earn-Out Period, Seller and its Representatives shall have the right, upon prior written notice to Buyer and at such times and places as are reasonably acceptable to Buyer, to review the financial books and records of Buyer that relate to Gross Revenue for the Earn-Out Period (or relevant portions thereof) and for the 180 day period after the Earn-Out Period or that are otherwise directly applicable to the determination of any Earn-Out Payments for the sole purpose of determining the accuracy of the Earn-Out Statements delivered pursuant to Section 2.02(c)(iii) and adequacy of the corresponding Earn-Out Payments, all at its own cost and expense except as provided below. Buyer and its Representatives shall not use any information obtained pursuant to this Section 2.02(c)(iii) for any purpose other than confirmation of the accuracy of the Earn-Out Statements, adequacy of the Earn-Out Payments and the enforcement of Buyer’s rights pursuant to Section 2.02(c) and shall keep and maintain any such information strictly confidential unless and until such information becomes publicly available other than as a result of the improper disclosure thereof by Seller or its Representatives. In the event that, as a result of a review of books and records pursuant to this Section 2.02(c)(iii), it is finally determined that Gross Revenue was understated by Buyer by 5% or more in connection with the determination of any Earn-Out Payment and, as a result, one or more Earn-Out Payments was not made, Buyer shall promptly reimburse Seller for all reasonable outside accounting costs and expenses actually incurred in connection with such review.

(iv)        Certain Covenants. During the Earn-Out Period, Buyer covenants and agrees to manufacture and ship its products in the Ordinary Course of Business without any deliberate acceleration or delay unless resulting from a customer-required delivery date change.

(v)         Examples. Attached hereto as Schedule 2.02(c)(v) are various examples demonstrating the application of the provisions of this Section 2.02(c) to hypothetical scenarios.

(vi)        Late Payments. If any Earn-Out Payment due Seller hereunder is paid more than ten (10) days after the same is due, then Buyer shall pay Seller interest on the amount due at the rate of eight percent (8%) per annum from the date the payment was due until the date the payment is made

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(d)          Withholding. Buyer will be entitled to deduct and withhold from the Closing Payment and any other payments from Buyer to Seller in connection with the Transactions any applicable Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; including any Transaction Sales Taxes, which shall be the sole responsibility of Seller. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(e)          Allocation. The Purchase Price shall be allocated for Tax purposes as set forth in Schedule 2.02(e), Buyer and Seller agree that they will each adopt and utilize the respective amounts allocated to the various Acquired Assets as set forth on Schedule 2.02(e) for purposes of all Tax Returns (including IRS Form 8599 and any other forms or reports required to be filed pursuant to Section 1060 of the Code) filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any claim, in any litigation or otherwise with respect to such Tax Returns, except that the Parties agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

(f)          Purchase Price Adjustments.

(i)          Inventory. On the Closing Date, (i) Seller and Buyer shall jointly conduct a physical inventory to determine the number of finished goods consisting of completed, ready-for-delivery Tac-Eye Display Systems of the Harris (Product No. 262T10161) or Coastal (Product No. 262T1051) configuration included in the Acquired Inventory (“Completed Tac-Eye Systems”), and (ii) Seller shall deliver a certificate certifying the number of such Tac-Eye Display Systems sold and shipped during the calendar months of May 2012 and June 2012 for which there are corresponding Accounts Receivable that are included in the Acquired Accounts Receivable (“Shipped Tac-Eye Systems”). The Closing Payment shall be adjusted downward in the amount of $900 times the number, if any, by which the sum of Completed Tac-Eye Display Systems plus Shipped Tac-Eye Systems is less than 390.

(ii)         Customer Deposits/Certain Leased Equipment. The Closing Payment shall be adjusted downward in the amount of (A) all Customer Deposits, and (B) the amount set forth on Schedule 2.02(f)(ii) to account for certain leased equipment and licensed assets being excluded from the Acquired Assets as described on Schedule 2.02(f)(ii).

Section 2.03         Closing. The purchase and sale of the Acquired Assets provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 11 Stanwix Street, 18th Floor, Pittsburgh, Pennsylvania, commencing at 10:00 a.m. (local time) on the date hereof (the “Closing Date”), unless Buyer and Seller otherwise agree.

Article III
Representations and Warranties

Section 3.01         Representations and Warranties of Seller. Seller represents and warrants to Buyer, as of the Closing Date, as follows:

(a)          Existence and Power. Except as otherwise described on Schedule 3.01(a), Seller is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect on Seller, and (iii) has all powers, Consents and Permits required to carry on the Business and the Shared Business as now conducted. True and correct copies of the current Organizational Documents of Seller are included in its SEC Filings.

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(b)          Corporate Authorization; Enforceability; Fairness. The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation of the Transactions are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each Transaction Document to be executed by Seller, when duly executed and delivered by Seller, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation of the Transactions do not require any notice to be given to the shareholders of Seller or the approval of the shareholders of Seller. AGC Partners delivered to the Board of Directors of the Company its opinion that the terms of the Transaction as set forth in the Transaction Documents are fair to the Seller.

(c)          Governmental Authorization. The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation of the Transactions require no action or Consent by or from, or filing with, any Governmental Entity.

(d)          Noncontravention. The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation of the Transactions do not and will not, directly or indirectly and with or without notice or lapse of time or both, (i) violate the Organizational Documents of Seller, (ii) violate any Law, (iii) constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any material right or material obligation or to a loss of any material benefit under any provision of any Contract or Permit binding upon Seller or to which the Business, the Shared Business or any of the Acquired Assets are subject, unless the application of such provision has been waived or (iv) result in the creation or imposition of any Encumbrance on any of the Acquired Assets.

(e)          Consents. Except as set forth and described on Schedule 3.01(e), Seller is not required to give any notice to or obtain any Consent from any Person in connection with or as a result of the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Transactions. For purposes of clarity, Schedule 3.01(e) shall include all Consents required to assign the Acquired Contracts to Buyer.

(f)          SEC Filings and Financial Statements.

(i)          As of their respective dates, each SEC Filing made by the Seller (x) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the balance sheets included in or incorporated by reference into the SEC Filings (including the related notes and schedules) fairly presents the financial position of Seller as of its date, and each of the statements of income, retained earnings and cash flows included in or incorporated by reference into the SEC Filings (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Seller for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein. The Interim Financials (A) are complete and correct in all material respects, as of the dates and during the periods covered thereby, (B) have been prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments consistent with past practice) and were derived from and are in agreement with the Books and Records of Seller and reflect only actual, bona fide transactions, (C) accurately reflect the revenue and expenses of Seller during the periods covered thereby, and (D) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Seller for the periods set forth therein , in each case in accordance with GAAP (except for the absence of notes and normal year-end adjustments consistent with past practice), except as may be noted therein. The SEC Financials and the Interim Financials are collectively referred to herein together as the “Financials.”

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(ii)         The Business Financials (A) are complete and correct in all material respects, as of the dates and during the periods covered thereby, except that the allocation of selling general and administrative expenses (“SG&A”) and manufacturing overhead (“MOH”) between the Business, on the one hand, and the remainder of Seller’s business, on the other hand, may not be accurate and Seller makes no representation or warranty as to the accuracy of such SG&A and MOH allocations, (B) have been prepared in accordance with the Accounting Principles and were derived from and are in agreement with the Books and Records of Seller and reflect only actual, bona fide transactions, (C) accurately reflect the revenue and expenses of Seller during the periods covered thereby, except for allocation of SG&A and MOH, and (D) fairly present, in all material respects, the financial position of the Business as at the respective dates thereof and the results of the operations of the Business and changes in financial position of the Business for the respective periods covered thereby, except for allocation of SG&A and MOH, all in accordance with the Accounting Principles.

(iii)        Schedule 2.01(a)(iv) contains a complete and accurate list of the Acquired Accounts Receivable. The invoice dates reflected therein are based on the actual invoice dates (on the respective invoices). Seller has, since the Most Recent Year-End Financials Date, invoiced and collected Accounts Receivable (including the Acquired Accounts Receivable) consistent with Seller’s past practice, without any discounting, acceleration in billing, or acceleration in collection of Accounts Receivable. Seller has never been a party to any factoring or similar arrangement. All Acquired Accounts Receivable (A) will not be subject to any contests, claims, counterclaims or setoffs and will be collected in full within 90 days following the Closing Date, (B) represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business, and (C) represent all Accounts Receivable of or relating to the Business. The Acquired Accounts Receivable do not contain any Accounts Receivable resulting from sale involving price discounts outside of the Ordinary Course of Business.

(iv)        Each item of Acquired Inventory is properly stated on the Interim Financials and on the Books and Records of Seller at the Closing Date. Each Completed Tac Eye System included in the Acquired Inventory is (a) free and clear of any material defect or other deficiency, and (b) of a quality and condition useable and saleable in the Ordinary Course of Business. Except as set forth on Schedule 3.01(f)(iv), all of the Acquired Inventory is located at 2166 Brighton Henrietta Town Line Road, Rochester, New York 14623 and no Acquired Inventory is held on a consignment basis. Except for returns to suppliers due to defects or other quality issues, Seller has not sold any raw materials, components or subassemblies (not consisting of finished goods) to any Person since January 1, 2012 except as described on Schedule 3.01(f)(iv).

(v)         Schedule 2.01(a)(viii) contains a complete and accurate list of the Customer Deposits existing on the Closing Date, sets forth the amount of the Customer Deposit that has been expended and gives details of such expenditures (including, if applicable, the identity of specific Inventory purchased). The Customer Deposits are all Customer Deposits arising from, or relating to, the Business. All Customer Deposits have been used properly in accordance with Law and any underlying Contract or other obligation with respect thereto, all within the Ordinary Course of Business.

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(g)          Absence of Certain Changes and Events. Except as set forth on Schedule 3.01(g), since the Most Recent Year-End Financials Date, the Seller’s business, including the Business and the Shared Business, has been conducted only in the Ordinary Course of Business, and there has not been or occurred any of the following:

(i)          any event, occurrence, circumstance or development which has had, or is reasonably likely to have, with or without the giving of notice or lapse of time or both, a Material Adverse Effect on Seller, the Business, the Shared Business or any of the Acquired Assets;

(ii)         any damage, destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Business, the Shared Business or any of the Acquired Assets in any material respect;

(iii)        any sale, lease or other disposition of, or creation or other incurrence of any Encumbrance on, any of the Acquired Assets, other than dispositions of Inventory in the Ordinary Course of Business of Seller;

(iv)        any amendment, modification, or termination of any Acquired Contract, or entry into any Contract outside of the Ordinary Course of Business of Seller;

(v)         any cancellation or waiver of any claim or rights related to the Business, the Shared Business, or the Acquired Assets with a value to Seller in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(vi)        any written, or to the Knowledge of Seller oral, notice from any customer or supplier of the Business or the Shared Business of an intention to discontinue or change the terms or nature of its relationship with Seller;

(vii)       any material change in any method of accounting (for Tax purposes or otherwise) or accounting practice (including with respect to reserves) with respect to Seller, except for any such change required by reason of a concurrent change in GAAP;

(viii)      any failure by Seller to pay or perform any of its material obligations (including obligations under any Seller Contract) when and to the extent due other than pursuant to a good faith defense;

(ix)         any increase or material alteration to the compensation payable or paid by Seller, or alteration in the timing or method of such payments, whether conditionally or otherwise, to any Hired Employee, other than in the Ordinary Course of Business, any receipt by Seller of a notice of resignation by any Hired Employee or other adverse change in the relationship between Seller and any Hired Employee;

(x)          any change in any of Seller’s credit policies or practices; or

(xi)         entry into any Contract by Seller to do any of the foregoing.

(h)          No Undisclosed Liabilities. Except as set forth in Schedule 3.01(h), Seller has no Liabilities relating to the Business, the Shared Business, or the Acquired Assets except for Liabilities reflected or reserved in the Most Recent Year-End Financials and current liabilities incurred in the Ordinary Course of Business since the Most Recent Year-End Financials Date.

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(i)          Contracts. Schedule 3.01(i) lists each Acquired Contract. Except for the Acquired Contracts and any other Contract disclosed in Schedule 3.01(i), Seller is not a party to or bound by, and none of the Acquired Assets is subject to, any other Contracts that relate to the Business, the Shared Business, or the Acquired Assets. Seller has delivered to Buyer a complete and accurate copy of each Acquired Contract, in each case, as amended or otherwise modified and in effect as of the Closing Date. Except as disclosed in Schedule 3.01(i), each Acquired Contract is a valid and binding agreement of Seller, and is in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default or breach, in any material respect, under any Acquired Contract, and no event has occurred or circumstance exists which, with the giving of notice or lapse of time or both, is reasonably likely to result in such default or breach by Seller or any other Person. Except as set forth in Schedule 3.01(i), each Acquired Contract which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without notice to or the Consent of any other Person, except such consents as have been obtained. There are no renegotiations, attempts to renegotiate or outstanding rights to renegotiate any Acquired Contract.

(j)          Litigation. There is no material Proceeding pending against or, to the Knowledge of Seller, threatened against Seller that (i) involves or affects Seller, the Business, the Shared Business, or any of the Acquired Assets or (ii) in any manner challenges or seeks the rescission of this Agreement, or seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Schedule 3.01(j) sets forth a list of all Proceedings involving Seller, the Business, the Shared Business, or any of the Acquired Assets at any time since January 1, 2007.

(k)          Compliance with Laws and Court Orders; Permits; Export Compliance.

(i)          Legal Compliance. Seller is not in violation of any Law, the Acquired Assets comply in all respects with all Laws, and the Business and the Shared Business have at all times been conducted in compliance with all Laws. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) is likely to constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Law in connection with Seller’s operation of the Business or the Shared Business, or ownership or use of the Acquired Assets. Seller has not received, since January 1, 2007, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law in connection with Seller’s operation of the Business or the Shared Business or ownership or use of the Acquired Assets.

(ii)         Permits. Except as set forth on Schedule 3.01(k)(ii), Seller is not required to obtain any Permits pursuant to applicable Law in connection with the conduct of the Business or the Shared Business and/or the use or ownership of any of the Acquired Assets, other than such Permits as are required in connection with the operation of businesses generally in the state and municipality in which it conducts its business. Seller is not in breach or violation of, or default under, any such Permit. To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Permit or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Permit. The identifying information for Seller’s CAGE Code is 1XOEO and Seller has no other CAGE Code.

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(iii)        Export Compliance. Seller is in compliance with, the Business and the Shared Business have been conducted in compliance with, and the Acquired Assets have been owned and used in compliance with, all Laws relating to international trade and investment, including the Cuban Democracy Act, Foreign Corrupt Practices Act of 1977; trade sanctions and embargoes against various countries under the International Emergency Economic Powers Act and the Trading with the Enemy Act; export controls under the Export Administration Regulations; the Iran and Libya Sanctions Act of 1996; the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (also known as the Helms-Burton Act); antiboycott laws administered by the U.S. Commerce Department under the Export Administration Regulations and by the U.S. Treasury Department under Section 999 of the Code; the Economic Espionage Act of 1996; and the Arms Export Control Act of 1976 and the International Traffic in Arms Regulations promulgated thereunder.

(iv)        National Stock Number. No products sold by Seller are, or are required to be, identified by a National Stock Number (NSN) by the United States Department of Defense.

(l)          Real Property.

(i)          Real Property. Schedule 3.01(l)(i) sets forth a true, correct and complete list of all real property used or occupied by Seller in connection with the Business and/or the Shared Business (“Real Property”).

(ii)         Compliance. The use and occupancy of the Real Property in the conduct of the Business and/or the Shared Business as heretofore conducted do not constitute a non-conforming use and are not the subject of a special use permit under any Law.

(iii)        Conditions. The Real Property is in suitable condition for the conduct of the Business and/or the Shared Business as currently conducted and has been properly maintained in a commercially reasonable manner and in accordance with Law and applicable Contract requirements.

(m)          Title; Encumbrances. Except as set forth on Schedule 3.01(m), Seller owns good and transferable title to all of the Acquired Assets free and clear of any Encumbrances. At the time of Closing, all Acquired Assets shall be free and clear of all Encumbrances.

(n)          Intellectual Property.

(i)          Schedule 3.01(n)(i) contains a complete and accurate list of all Intellectual Property, whether or not owned by Seller, which is used in the conduct of the Business and/or the Shared Business, including the Acquired IP and the Shared IP (collectively, the “IP Rights”). Schedule 3.01(n)(i) contains a summary description and filing information with respect to all IP Rights owned by Seller that are used or required in the conduct of the Business and/or the Shared Business. Except as set forth on Schedule 3.01(n)(i), no IP Right owned by Seller that is used in the conduct of the Business or the Shared Business is involved in any interference, infringement, opposition or cancellation proceedings. Except as set forth on Schedule 3.01(n)(i), no license or sublicense has been granted by Seller with respect to any IP Rights owned by Seller that are used in the conduct of the Business and/or the Shared Business. Seller is validly licensed under, or has the legal a right to use, all IP Rights owned by third parties that Seller uses in the Business and/or the Shared Business, and each such license is set forth on Schedule 3.01(n)(i). Without limiting the foregoing, except as set forth on Schedule 3.01(n)(i), Seller has a valid and enforceable license to use all software, including “off the shelf,” “packaged” and “shrink-wrap” software sold to the public which is included in the IP Rights. Except as set forth on Schedule 3.01(n)(i), no IP Right that is used in the conduct of the Business or the Shared Business is involved in any pending or threatened Proceeding nor does Seller have Knowledge of any facts or circumstances that could form the basis for any Proceeding (i) asserting that such IP Right violates or infringes the rights of any third party or (ii) seeking to deny Seller the right to use any such IP Right. Except as set forth on Schedule 3.01(n)(i), the Acquired IP and the Shared IP together constitute all Intellectual Property used or required to conduct the Business and the Shared Business as currently conducted. To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any of Seller’s IP Rights. None of Seller’s IP Rights infringes the intellectual property rights of any third party. Seller has not received any written notice of any pending third-party claim (A) contesting in any material respect the validity, enforceability, use or ownership of any IP Rights or (B) alleging any material infringement, misappropriation or violation of, or other material conflict with, any Intellectual Property of any third party. Each copyright registration, patent and registered trademark and application therefor included in the IP Rights is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate Governmental Entity by the date such filings are due; Seller has not abandoned any such copyright registration, patent and registered trademark and application therefor at any time since January 1, 2010.

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(ii)         Schedule 3.01(n)(ii) contains a complete and accurate list of the Retained IP. The Retained IP and the IP Rights collectively constitute all Intellectual Property owned and used by Seller in its business operations as currently conducted.

(o)          Employees and Employee Benefit Plans.

(i)          Employee Information. Schedule 3.01(o)(i) sets forth the name, job title, employment commencement date, annual salary or hourly wage, as applicable, total annual compensation (including bonus), date of most recent salary or wage increase and sick and vacation leave that is accrued but unused for each Hired Employee through the Closing Date. To the Knowledge of Seller, each person who has been designated a Hired Employee intends to accept employment with the Buyer following the Closing.

(ii)         List of Plans; Compliance. Schedule 3.01(o)(ii) sets forth a complete and correct list of all Employee Benefit Plans applicable to the Hired Employees. Each of the Employee Benefit Plans is in material compliance with all applicable Laws. Seller is not a member of a Group, and none of the Employee Benefit Plans is a “Multiemployer Plan” (as defined in Section 3(37) of ERISA).

(iii)        Plan Documents. Seller has made available to Buyer accurate and complete copies of (A) the documents comprising each Employee Benefit Plan applicable to the Hired Employees (or, with respect to any such Employee Benefit Plan which is unwritten, a written description of the principal terms of such Employee Benefit Plan), (B) the most recent actuarial report of any Employee Benefit Plan for which such a report is required, and (C) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Benefit Plans.

(iv)        Contributions. Except as disclosed in Schedule 3.01(o)(iv), full payment has been made of all amounts that are required under the terms of each Employee Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Benefit Plan ended on or before the Closing Date.

(v)         Continuation Requirements. Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (A) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and (B) any applicable state statues mandating health insurance continuation coverage for employees.

(vi)        Plan Qualification. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any fact or circumstance that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any fact or circumstance that will or could result in a revocation of such exemption.

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(p)          Labor and Employment Matters. Except as set forth on Schedule 3.01(p), with respect to the Business or the Shared Business (i) there are no pending, or to the Knowledge of Seller, threatened, labor or employment disputes or controversies, including any Proceeding alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful tax withholding practices; (ii) Seller is not a party to any collective bargaining agreement or relationship; (iii) no union organizing or decertification efforts are underway or, to the Knowledge of Seller, threatened and no other question concerning representation exists; (iv) there is no strike, slowdown, work stoppage, lockout or other material job action underway, or to the Knowledge of Seller, threatened, and no such job action has occurred in the past three (3) years; (v) with respect to the Transactions, any notice required under any Law or Contract has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been, or prior to Closing will be, satisfied; and (vi) within the past three (3) years, Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer. To the Knowledge of Seller, no event has occurred and no circumstances exists that could result in any of the foregoing representations and warranties being false, inaccurate or misleading.

(q)          Environmental Compliance. Except as set forth on Schedule 3.01(q)

(i)          Compliance. Seller is in compliance with, the Business and the Shared Business have been conducted in compliance with, and the Acquired Assets and each Site have been owned and used by Seller and, to the Knowledge of Seller, by all other Persons, in compliance with, all Environmental Laws. No written notice, Order, request for information, complaint or penalty has been received by Seller, and there are no Proceedings pending or threatened, in either case, which allege a violation by Seller of any Environmental Law.

(ii)         Claims. There are no past or pending or, to the Knowledge of Seller, threatened, Environmental Claims against Seller, and Seller has no Knowledge of any fact or circumstance that is reasonably likely, with the giving of notice or lapse of time or both, to result in an Environmental Claim against Seller.

(iii)        Environmental Reports. There has been no written environmental audit, report or investigation conducted by, nor is there any in the possession of, Seller, except for the environmental reports and audits listed on Schedule 3.01(q)(ii), complete and accurate copies of which have been provided to Buyer.

(r)          Finders’ Fees. Except as set forth on Schedule 3.01(r), there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the Transactions.

(s)          Assets Used in Business; Title; Condition. The Acquired Assets (i) (A) constitute all Intellectual Property, all production equipment, all tooling, and Contracts that are material to the operation of the Business and/or Shared Business in the manner presently operated by Seller and (B) constitute all other assets and properties, tangible and intangible, that are necessary to operate the Business and/or the Shared Business in the manner presently operated by Seller and (ii) the Excluded Assets do not contain (A) any Intellectual Property, production equipment, tooling, or Contracts that are material to the operation of the Business and/or Shared Business or (B) any other assets or properties that are necessary for the operation of the Business and/or Shared Business, except as disclosed on Schedule 3.01(s). Each item of personal property included in the Acquired Assets (including Completed Tac Eye Systems included in the Acquired Inventory, but excluding other Acquired Inventory) is in commercially reasonable repair and operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business of Seller and is free from material defects. Except as disclosed in Schedule 3.01(s), all personal property included in the Acquired Assets is in the possession of Seller and located at2166 Brighton Henrietta Town Line Road, Rochester, New York 14623.

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(t)          Products. There is no pending, or to the Knowledge of Seller, threatened basis for any (i) recall or investigation of, or with respect to, any product or service sold, delivered or distributed by Seller in its operation of the Business or Shared Business or (ii) claim against Seller deriving from the provisions of any Law governing (A) Liabilities for the safety of such products or services or (B) Liabilities alleging the defectiveness of such products or services other than ordinary course claims of customers of the Business or Shared Business or uses of the products of the Business or Shared Business which are individually or in the aggregate immaterial, and to the Knowledge of Seller, there has been no occurrence and no fact or circumstance exists which could give rise to or serve as the basis for any of the foregoing. During the five-year period prior to the Closing Date, there has been no recall or investigation of, or with respect to, any product or service sold, delivered or distributed by Seller in its operation of the Business or the Shared Business and there have been no material quality issues with products or services sold, delivered or distributed by Seller in its operation of the Business or the Shared Business other than quality issues arising in the Ordinary Course of Business, which issues were not, individually or in the aggregate, material. Except as set forth on Schedule 3.01(t), Seller has no goods or products included in the Acquired Assets located at any other Person’s facility on a consignment or sale or return basis or for purposes of contract manufacturing.

(u)          Insurance. Schedule 3.01(u) sets forth a complete and accurate list of all insurance policies of any kind or nature that cover the Business, the Shared Business or any of the Acquired Assets. Except as set forth on Schedule 3.01(u), there are no claims that relate to the Business or the Shared Business currently pending under any such insurance policy. All such policies (i) are in full force and effect, (ii) are sufficient for material compliance with all Laws and all applicable Acquired Contracts, and (iii) are legal, valid, binding, and enforceable policies. All premiums with respect to such insurance policies are paid in accordance with policy terms.

(v)         Customers and Suppliers. Schedule 3.01(v) contains a list of the ten (10) largest customers of the Business and the Shared Business, respectively (the “Material Customers”) and ten (10) largest suppliers of the Business and the Shared Business, respectively (the “Material Suppliers”) based on the gross revenues and gross dollar purchases, respectively, of Seller for the fiscal year ended on December 31, 2011. Except as set forth in Schedule 3.01(v), there has not been any material change in Seller’s business relationship with any of the Material Customers or Material Suppliers and Seller has not, within the past twelve (12) months, received notice (written or oral) from any Material Customer or Material Supplier that such customer or supplier intends to terminate or materially change its business relationship or pricing with Seller. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) is likely to result in any material adverse change in Seller’s relationship or pricing with any of the Material Customers or Material Suppliers and the Closing of the Transactions is not likely to adversely impact any such relationship..

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(w)          Taxes.

(i)          In General. Except as set forth on Schedule 3.01(w)(i), (A) all Tax Returns required to be filed by Seller have been duly and timely filed and are correct and complete in all respects, (B) all Taxes shown to be payable by Seller on such Tax Returns or which are otherwise due, have been or will be paid as of the Closing Date, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which adequate reserves have been established and shown in the reserve for Taxes on the Financials, and (C) all withholdings or collection of Taxes required to be made by Seller have been made or caused to be made, and such withholdings have been paid when due to the appropriate Governmental Entity. There are no Tax claims, audits or Proceedings pending or, to the Knowledge of Seller, threatened against Seller. Seller is not currently the beneficiary of any extension of time to file any Tax Return.

(ii)         Returns. Seller has made available to Buyer complete and correct copies of (A) all Tax Returns of Seller for the past three (3) taxable years; and (B) all Tax examination reports and statements of deficiencies assessed with respect to Seller for the last three (3) taxable years.

(x)          Relationships with Affiliates. Except as set forth on Schedule 3.01(x), (i) no Affiliate of Seller has, or since January 1, 2007 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or the Shared Business; no Affiliate of Seller is, or since January 1, 2007 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (A) had business dealings or a material financial interest in any transaction with the Company involving or relating to the Business or the Shared Business, or (B) engaged in competition with the Company with respect to any line of products or services of the Company relating to the Business or the Shared Business; or (iii) no Affiliate of Seller is a party to any Acquired Contract.

(y)          General Disclosure Matters. No representation or warranty or disclosure made by Seller contained in this Agreement, any other Transaction Document, the Schedules or in any statement or certification furnished or to be furnished to Buyer pursuant hereto or in connection with the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.02         Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)          Organization and Standing. Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to carry on its business as presently conducted.

(b)          Authority. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other Transaction Documents to be executed and delivered pursuant hereto when executed and delivered by Buyer will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

(c)          No Conflict.

(i)          Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, nor the compliance with the terms and provisions of any Transaction Document will

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(A)         contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer;

(B)         contravene, conflict with, or result in a violation of any of the terms or requirements of, any Law applicable to Buyer; or

(C)         result in a Material Adverse Effect on Buyer’s ability to consummate the Transactions.

(ii)         Buyer is not, and will not be, required to make any filing with, give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(d)          Finders’ Fees. Except as set forth on Schedule 3.02(d), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the Transactions.

(e)          General Disclosure Matters. No representation or warranty by Buyer contained in this Agreement, any other Transaction Document, any Schedule hereto or thereto or in any statement or certification furnished or to be furnished to Seller pursuant hereto or in connection with the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Article IV
[Intentionally Omitted]

Article V
Affirmative Covenants and Undertakings of Seller

Section 5.01         Personal Property Taxes and Fees. Seller shall pay all Transaction Sales Taxes and other similar Taxes and fees which are payable as a result of or in connection with the Transactions, if any.

Article VI
[Intentionally Omitted]

Article VII
Additional Covenants

Section 7.01         Cooperation and Further Assurances. Each Party shall, upon request of the other Party hereto at any time and from time to time, execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, documents, agreements, powers of attorney and instruments of further assurances as may be necessary or appropriate to carry out the provisions and intent of this Agreement.

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Section 7.02         Non-Competition and Non-Solicitation.

(a)          Non-Competition.

(i)          For a period of ten (10) years from and after the Closing Date (the “Restricted Period”), except as expressly permitted by Section 7.04, Seller will not, directly or indirectly, on behalf of any Person, perform services or otherwise participate in, anywhere in the world, in any capacity (whether as an owner, partner, independent contractor, member, joint venturer, investor, advisor or otherwise), any business or activity that is competitive with the Business. For purposes of clarity and without limiting the generality of the foregoing, this Section 7.02(a)(i) prohibits Seller from selling, distributing, licensing, providing, manufacturing, developing or otherwise dealing in any products or services to or for Military Organizations or Defense and Security Organizations, except as otherwise expressly permitted by Section 7.04. Notwithstanding the foregoing, ownership of less than five percent (5%) of the outstanding stock of any publicly traded company shall not, by itself, be deemed a violation of the foregoing. Seller shall use commercially reasonable efforts to ensure that its OEMs, resellers, distributors, and other channel distribution partners do not sell, distribute, or otherwise transact in any products or services of Seller to the same extent that Seller would be so prohibited pursuant to this Section 7.02(a)(i) , and Seller shall promptly notify Buyer of any such actual or attempted activity of which it acquires actual knowledge during the Restricted Period and take all actions as reasonably requested by Buyer to prevent such activity.

(ii)         During the Restricted Period, Buyer will not, directly or indirectly, on behalf of any Person, perform services or otherwise participate in, anywhere in the world, in any capacity (whether as an owner, employee, partner, independent contractor, officer, director, member, joint venturer, investor, advisor or otherwise), in any business or activity competitive with the Retained Business. Notwithstanding the foregoing, ownership of less than five percent (5%) of the outstanding stock of any publicly traded company shall not, by itself, be deemed a violation of the foregoing. Buyer shall use commercially reasonable efforts to ensure that its OEMs, resellers, distributors, and other channel distribution partners do not sell, distribute, or otherwise transact in any products or services of Buyer to the same extent that Buyer would be so prohibited pursuant to this Section 7.02(a)(ii)and Buyer shall promptly notify Buyer of any such actual or attempted activity of which it acquires actual knowledge during the Restricted Period and take all actions as reasonably requested by Seller to prevent such activity.

(iii)        Nothing in this Section 7.02(a) shall be deemed to restrict either Party from engaging in the Shared Business except to the extent set forth in the Authorized Reseller Agreement or as otherwise expressly set forth in this Agreement.

(iv)        During the Restricted Period, neither Party will sell, license, or otherwise transfer any rights in or to the Shared IP or any portion thereof to any Person unless the purchaser, licensee, or transferee of any such rights expressly agrees to be bound by the provisions of this Section 7.02 with respect to any such Shared IP to the same extent as the applicable Party hereto. Furthermore, during the Restricted Period, (i) Seller will not will sell, license, or otherwise transfer any rights in or to the Retained IP to any Person unless the purchaser, licensee, or transferee of any such rights expressly agrees to be bound by the provisions of this Section 7.02 with respect to any such Retained IP to the same extent as the Seller, and (ii) Buyer will not will sell, license, or otherwise transfer any rights in or to the Acquired IP to any Person unless the purchaser, licensee, or transferee of any such rights expressly agrees to be bound by the provisions of this Section 7.02 with respect to any such Acquired IP to the same extent as the Buyer.

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(v)         In the event that a Party fails to take any actions reasonably requested by the other Party pursuant to Section 7.02(a)(i) or 7.02(a)(ii) with respect to preventing any prohibited activities by any of its OEMs, resellers, distributors, and other channel distribution partners, such other Party shall be entitled to take such actions as it deems reasonable or necessary to prevent such activity. The Party failing to take any such actions reasonably requested by the other Party shall fully cooperate with the other Party, including executing such pleadings, assignments of claims, and other documents reasonably requested by the other Party.

(b)          Non-Solicitation.

(i)          During the Restricted Period and unless otherwise waived in writing by Buyer, Seller will not, directly or indirectly, nor will Seller directly or indirectly assist any other Person to, (A) solicit, hire or engage in any capacity any employee of Buyer or any of its Affiliates (or any Person who was an employee of Buyer or any of its Affiliates within twelve (12) months preceding the date of such solicitation, hiring, or engagement) or solicit or seek to persuade any employee of Buyer or any of its Affiliates to discontinue employment with Buyer or any of its Affiliates; provided, that Seller will not be restricted from making any general solicitation for employment (in whatever form or medium) that is not specifically directed at the employees of Buyer; and provided further, that Seller will not be restricted from hiring any such employee who (1) responds to any such general solicitation or (2) contacts Seller on that employee’s own initiative, (B) call on or solicit any customer or supplier of Buyer or any of its Affiliates or any independent contractor providing services to Buyer or any of its Affiliates, provided that solicitation of and contact with a Person for the purpose of conducting the Retained Business or the Shared Business in the Ordinary Course of Business shall be permissible so long as it does not violate any other provision of this Section 7.02, or induce, influence or encourage any customer or supplier of Buyer or any of its Affiliates or any independent contractor providing services to Buyer or any of its Affiliates to terminate or diminish its relationship with Buyer or any of its Affiliates or (C) seek to persuade any customer or supplier of Buyer or any of its Affiliates to conduct with anyone else any business or activity that such customer or supplier conducts, conducted or could conduct with Buyer or any of its Affiliates or otherwise provide services or products to such customers or suppliers. Notwithstanding the foregoing, Seller may hire and solicit for hiring any employee of Buyer who was terminated by Buyer.

(ii)         During the Restricted Period and unless otherwise waived in writing by Seller, Buyer will not, directly or indirectly, and will not directly or indirectly assist any other Person to, (A) solicit, hire or engage in any capacity any employee of Seller or any of its Affiliates (or any Person who was an employee of Seller or any of its Affiliates within twelve (12) months preceding the date of such solicitation, hiring, or engagement) or solicit or seek to persuade any employee of Seller or any of its Affiliates to discontinue employment with Seller or any of its Affiliates; provided, that Buyer will not be restricted from making any general solicitation for employment (in whatever form or medium) that is not specifically directed at the employees of Seller; and provided further, that Buyer will not be restricted from hiring any such employee who (1) responds to any such general solicitation or (2) contacts Buyer on that employee’s own initiative, (B) call on or solicit any customer or supplier of Seller or any of its Affiliates or any independent contractor providing services to Seller or any of its Affiliates, provided that solicitation of and contact with a Person for the purposes of conducting the Business or the Shared Business in the Ordinary Course of Business shall be permissible so long as it does not violate any other provision of this Section 7.02, or induce, influence or encourage any customer or supplier of Seller or any of its Affiliates or any independent contractor providing services to Seller or any of its Affiliates to terminate or diminish its relationship with Seller or any of its Affiliates or (C) except with respect to the Business or the Shared Business, seek to persuade any customer or supplier of Seller or any of its Affiliates to conduct with anyone else any business or activity that such customer or supplier conducts, conducted or could conduct with Seller or any of its Affiliates or otherwise provide services or products to such customers or suppliers. Notwithstanding the foregoing, Buyer may offer employment to and employ any or all of the Hired Employees, and Buyer may hire and solicit for hiring any employee of Seller who was terminated by Seller.

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(c)          Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.02(a) or (b) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Sections 7.02(a) and (b) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Sections 7.02(a) and (b) are reasonable and necessary (i) to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on Seller and (ii) to protect and preserve Seller’s legitimate business interests and the value of the Retained Assets and to prevent any unfair advantage conferred on Buyer.

Section 7.03         Remedies. In addition to all of the remedies otherwise available to a Party, including the recovery of damages, each Party shall have the right to injunctive and equitable relief to restrain and enjoin any actual or threatened breach of any of the provisions of Article VII of this Agreement, including temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such breach or threatened breach, without the necessity of posting a bond, cash or otherwise. All of a Party’s remedies for the breach or threatened breach of any of the provisions of Article VII of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies available to such Party.

Section 7.04         DARPA and Other Government Funded Projects. During the Restricted Period, other than with respect to the projects and related follow-ons being funded by the Defense Advanced Research Projects Agency (DARPA) with respect to advancement of waveguide technology as more fully described on Schedule 7.04, Seller shall not enter into any contract with, or seek or accept any funding from, any Governmental Entity (including DARPA) to develop, produce, or sell any technology, products, or services that are directly or indirectly competitive with the Business. In addition and notwithstanding the foregoing, during the Restricted Period, Seller may enter into contracts with, and seek and accept funding from, (i) TSWG (TSWG (Tactical Support Working Group) operates as a program element under the Combating Terrorism Technical Support Office (CTTSO)); (ii) Air Force Research Labs (AFRL); (iii) Night Vision Labs (NVL); (iv) NATICK; and (v) Navy Research Labs, SBIR, with respect to advancement of waveguide technology, provided Seller obtains the advance written consent of Buyer prior to entering into any such contract or seeking or accepting any such funding pursuant to Section 7.04 (i), (ii), (iii), (iv) or (v), which consent will not be unreasonably withheld. Any products developed as a result of any research or other activities funded by any Governmental Entity (including DARPA and those described in (i) through (v) herein), shall be subject, as between the Parties, to the exclusive right of Buyer to market, sell, and otherwise distribute such products pursuant to the Authorized Reseller Agreement.

Section 7.05         Referrals.

(a)          Commencing on the Closing Date and continuing throughout the Restricted Period, Seller agrees to refer any sales lead, business opportunity, research opportunity, or other inquiry from any Person of or relating to the Business to Buyer promptly upon receipt. Furthermore, Seller agrees to notify Buyer promptly in writing of any such lead or inquiry and of the related referral in writing and to provide all relevant details thereof to Buyer.

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(b)          Commencing on the Closing Date and continuing throughout the Restricted Period, Buyer agrees to refer any sales lead, business opportunity, research opportunity, or other inquiry from any Person of or relating to the Retained Business to Seller promptly upon receipt. Furthermore, Buyer agrees to notify Seller promptly in writing of any such lead or inquiry and of the related referral in writing and to provide all relevant details thereof to Seller.

Section 7.06         Misdirected Payments and Inventory. In the event that Buyer or Seller receive any payments from any customer or other Person and such Party determines (or it becomes apparent that) such payment was intended to be paid to the other Party, the Party receiving such misdirected payment shall promptly notify the other Party and pay the full amount of such misdirected payment to the other Party within one (1) Business Day. Likewise, in the event that Buyer or Seller receive any shipments of Inventory or other items from any supplier or other Person and such Party determines (or it becomes apparent that) such shipment was intended to be delivered to the other Party, the Party receiving such misdirected shipment shall promptly notify the other Party and shall cause the misdirected shipment to be shipped the other Party within one (1) Business Day pursuant to the shipping instructions provided by the other Party (with the reasonable cost of shipment to be borne by the receiving Party). Each Party shall provide reasonable access to the financial and other pertinent records to permit the other Party and its Representatives to confirm compliance with this Section 7.06.

Section 7.07         Hired Employees. The Parties acknowledge and agree that Buyer shall offer employment commencing as of the Closing Date to those employees of Seller set forth on Schedule 7.07 (the “Hired Employees”).

Section 7.08         Consents; CAGE Code.

(a)          Consents. If there are any Consents that have not yet been obtained or otherwise are not in full force and effect as of the Closing which are required with respect to the assignment of any Acquired Contract, in the case of each Acquired Contract as to which such Consent was not obtained (or otherwise is not in full force and effect) (the “Restricted Acquired Contracts”), Buyer may waive the closing conditions as to any such Consent and either:

(i)          elect to have Seller continue to exercise its best efforts to obtain the Consent; or

(ii)         elect to have Seller retain that Restricted Acquired Contract and all Liabilities and revenues arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Consent and the Closing occurs, notwithstanding anything in this Agreement which could be construed to the contrary, neither this Agreement nor the Assignment and Assumption Agreement nor any other Transaction Document shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Acquired Contracts, and following the Closing, the Parties shall use best efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Acquired Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Acquired Contracts, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of each Restricted Acquired Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder), provided that Buyer assumes performance under and enforcement of such Restricted Acquired Contracts or pays, or reimburses Seller for, all reasonable costs and expenses incurred in connection with the continued performance under or enforcement of such Restricted Acquired Contract. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Required Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Acquired Contract to Buyer, and Buyer shall assume the obligations under such Restricted Acquired Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

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(b)          CAGE Code. The Seller has a commercial and government entity code (“CAGE Code”) identified as 1XOEO (“Seller’s CAGE Code”). In addition to and without limiting the generality of the foregoing, following the Closing, Seller agrees as follows with respect to Seller’s CAGE Code:

(i)          If requested by Buyer following the Closing, Seller shall do all things necessary or advisable to effect the assignment and transfer of Seller’s CAGE Code to Buyer, including the novation of any existing contracts subject to Seller’s CAGE Code, and Buyer shall reimburse Seller for the reasonable costs and expenses, if any, incurred by Seller in connection therewith.

(ii)         If requested by Buyer, transfer to Buyer the history (including wide area workflow history, National Stock Numbers procurement history, history in the Central Contractor Registry, history in connection with the NATO Codification System, and the Defense Logistics Information Service and all similar sources of supplier information) respecting Seller’s CAGE Code, to the extent legally permissible to do so, and Buyer shall reimburse Seller for the reasonable costs and expenses, if any, incurred by Seller in connection therewith.

(iii)        If requested by Buyer, Seller shall terminate, forfeit and never again use Seller’s CAGE Code. In such event, Seller shall be permitted to obtain a new CAGE Code for purposes of conducting activities permitted by Section 7.04 of this Agreement following the Closing, but such new CAGE Code shall not, and Seller shall use commercially reasonable efforts to ensure that it shall not have any of the history associated with Seller’s CAGE Code; provided that Seller shall not use the new CAGE Code if it has the history of Seller’s CAGE Code attributed to it. Seller shall not voluntarily terminate, forfeit or fail to renew Seller’s CAGE Code without first providing written notice thereof to Buyer and obtaining Buyer’s written consent which shall not be unreasonably withheld, and Seller shall renew and maintain Seller’s CAGE Code unless and until Buyer notifies Seller that it desires Seller to terminate and forfeit Seller’s CAGE Code.

(iv)        With respect to any Acquired Contract being performed under Seller’s CAGE Code or any contract procured by Buyer following the Closing which requires a CAGE Code, Seller shall, at Buyer’s request, continue such contract or enter into such contract as the supplier under Seller’s CAGE Code, subcontract the work to Buyer and process invoicing, receipt and acceptance through Seller’s wide area workflow. Upon request by Buyer, Seller shall appoint a designee of Buyer as Seller’s Electronic Business Point of Contact (“EBPOC”) for its wide area workflow and upon such request by Buyer its designee shall be Seller’s sole EBPOC.

Section 7.09         Shared Database. Seller maintains a database of parts information, reference drawings, and similar information that is useful in connection with the Business, the Shared Business, and the Retained Business. Seller agrees to provide Buyer with a copy of such database in the same electronic format in which it has been maintained by Seller to allow Buyer to replicate and use the same in the manner in which Seller uses it. Until such time as Buyer has established a functioning replicated version of such database, Seller agrees to provide full access to such database to Buyer and its employees for use in connection with Buyer’s operations.

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Article VIII
Closing Deliveries

Section 8.01         Deliveries by Buyer. Concurrently with the execution and delivery of this Agreement, Buyer shall deliver to Seller the following (all in form and substance reasonably satisfactory to Seller):

(a)          the Purchase Price in the manner set forth in Section 2.02;

(b)          the Assignment and Assumption Agreement, duly executed on behalf of Buyer;

(c)          such assignments of Intellectual Property and related agreements regarding joint ownership of the Shared IP as may be required to effect the joint ownership of the Shared IP, in recordable form, duly executed on behalf of Buyer;

(d)          the Shared Services Agreement, duly executed on behalf of Buyer;

(e)          the Grant-Back License Agreement, duly executed on behalf of Buyer;

(f)          the Trademark License Agreement, duly executed on behalf of Buyer;

(g)          copies of resolutions duly adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(h)          an opinion of Metz Lewis Brodman Must O’Keefe LLC, in the form attached to this Agreement as Exhibit H;

(i)          a Restrictive Covenants Agreement, in the form attached to this Agreement as Exhibit I, duly executed on behalf of Buyer (the “Restrictive Covenants Agreement”); and

(j)          any and all other documents, agreements, instruments and certificates required to be delivered by Buyer pursuant to the Transaction Documents or otherwise reasonably required by Seller in connection with the Transactions.

Section 8.02         Deliveries by Seller. Concurrently with the execution and delivery of this Agreement, Seller shall deliver to Buyer the following (all in form and substance reasonably satisfactory to Seller):

(a)          the Bill of Sale, duly executed on behalf of Seller;

(b)          the Assignment and Assumption Agreement, duly executed on behalf of Seller;

(c)          such assignments of Intellectual Property and related agreements regarding joint ownership of the Shared IP as may be required to effect the joint ownership of the Shared IP, in recordable form, duly executed on behalf of Seller;

(d)          such assignments of Intellectual Property as may be required to effect the assignment of the Acquired IP, in recordable form, duly executed on behalf of Seller;

(e)          the Shared Services Agreement, duly executed on behalf of Seller;

(f)          the Grant-Back License Agreement, duly executed on behalf of Seller;

(g)          the Trade Mark License Agreement, duly executed on behalf of Seller;

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(h)          the Consents from third parties set forth on Schedule 8.02(h);

(i)          copies of resolutions duly adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(j)          an opinion of Woods Oviatt Gilman LLP, in the form attached to this Agreement as Exhibit J;

(k)          [Intentionally Omitted];

(l)          the Restrictive Covenants Agreement duly executed by Paul J. Travers;

(m)          evidence of release of all Encumbrances filed against or otherwise encumbering the Acquired Assets in form and substance satisfactory to Buyer and its counsel; and

(n)          any and all other documents, agreements, instruments and certificates required to be delivered by Buyer pursuant to the Transaction Documents or otherwise reasonably required by Buyer in connection with the Transactions.

Article IX
Indemnification

Section 9.01         Survival. All representations and warranties (other than the representations and warranties contained in Sections 3.01(a), 3.01(b), 3.01(d),, 3.01(n), 3.01(r), 3.01(s), 3.01(x), 3.01(y), 3.02(a), 3.02(b) and 3.02(e) (collectively, the “Fundamental Representations”)) contained herein or in any other Transaction Document, shall survive the consummation of the Transactions for a period of eighteen (18) months following the Closing Date, except as otherwise expressly provided below in this Section 9.01. The Fundamental Representations shall survive indefinitely, except that the Fundamental Representations contained in Sections 3.01(r), 3.01(x) and 3.02(e) shall survive until the expiration of the applicable statute of limitations. Any claim (including any Third Party Claim) or suit based upon fraud or intentional misrepresentation including any claim or suit for breach of any representation or warranty based on fraud or intentional misrepresentation in connection with the making of such representation and warranty, shall survive indefinitely. Each covenant in this Agreement or any other Transaction Document shall survive for the period set forth therein, and if no period is specified, indefinitely.

Section 9.02         Indemnification.

(a)          By Seller Parties. Seller shall indemnify, defend and hold Buyer and each of its Affiliates and their respective Representatives, shareholders, successors, heirs and assigns (each, a “Buyer Indemnified Person”), harmless from and against and will reimburse each Buyer Indemnified Person for any and all claims, Taxes, assessments, Liabilities, damages, losses, deficiencies and expenses (including, reasonable attorneys’ fees, experts’ fees and expenses and costs of suit (including travel expenses and discovery costs for such matters as transcripts, photocopying, subpoenas and telecopies)), whether or not involving, arising from or related to a Third Party Claim (collectively “Damages”), incurred or suffered by or threatened against any Buyer Indemnified Person as a result of, arising out of or directly or indirectly relating to:

(i)          any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, any other Transaction Document, or in any Schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document;

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(ii)         any fraud or misrepresentation of Seller;

(iii)        any breach or violation of any covenant, obligation or agreement of Seller in or pursuant to this Agreement or any other Transaction Document;

(iv)        the conduct of the Seller’s business (including the Business, the Retained Business, and the Shared Business) or the ownership or use of the Seller’s properties and assets (including the Acquired Assets and the Retained Assets) prior to the Closing Date;

(v)         any Employee Benefit Plan established or maintained by Seller;

(vi)        any Retained Obligations;

(vii)       any Excluded Assets; and

(viii)      any Taxes due and payable by Seller for any period, whether on, prior, or subsequent to the Closing Date.

(b)          By Buyer. Buyer will indemnify, defend and hold Seller and its Affiliates and Representatives and their respective heirs, successors and assigns (each, a “Seller Indemnified Person”), harmless from and against and will reimburse each Seller Indemnified Person for any and all Damages, whether or not involving, arising from or related to a Third Party Claim, incurred or suffered by or threatened against any Seller Indemnified Person as a result of, arising out of or relating to, directly or indirectly:

(i)          any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or in any other Transaction Document, Schedule, instrument or certificate delivered pursuant to this Agreement or any other Transaction Document;

(ii)         any breach or violation of any covenant, obligation or agreement of Buyer in or pursuant to this Agreement or any other Transaction Document;

(iii)        any claim arising under the Assumed Liabilities that is attributable to any action or failure to act by Buyer after the Closing Date; and

(iv)        any claim arising out of the performance by Seller of its obligations pursuant to Section 7.08(b)(iv) (except to the extent resulting from the willful misconduct or gross negligence of Seller) or the operations of Buyer facilitated by the arrangements contemplated by Section 7.08(b)(iv).

(c)          Notice of Claim. Notice in respect of any claim for indemnification hereunder must specify in reasonable detail the factual basis of the claim. All claims for indemnification pursuant to this Section 9.02 must be brought within thirty (30) days after expiration of the applicable time period set forth in Section 9.01, if any.

(d)           Representation by Counsel. Except in cases where, in the judgment of the applicable law firm, there is a conflict of interests that would prevent a single law firm from representing the collective interests of the Buyer Indemnified Persons or the Seller Indemnified Persons, as applicable, the Buyer Indemnified Persons or the Seller Indemnified Persons, as applicable, shall only be entitled to indemnification under Section 9.02(a) and Section 9.02(b), respectively, for the costs and expenses of a single law firm representing them jointly.

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(e)          Limitations on Indemnification of Buyer. Notwithstanding any other provision of this Article IX, the indemnification by Seller of Buyer Indemnified Persons provided for in Section 9.02(a)(i) of this Agreement shall be subject to the following limitations and conditions:

(i)          Subject to and except as otherwise provided in Section 9.02(e)(iii) below, Buyer Indemnified Persons shall not be entitled to indemnification until the aggregate amount of all of Buyer Indemnified Persons’ Damages exceeds $85,000 (the “Threshold Amount”); it being understood that, once the aggregate amount of all of Buyer Indemnified Persons’ Damages reach the amount of the Threshold Amount, the Buyer Indemnified Parties shall be entitled to recover the total amount of Damages in excess of the Threshold Amount; and

(ii)         Subject to and except as otherwise provided in Section 9.02(e)(iii) below, the maximum aggregate amount which Buyer Indemnified Persons may be entitled to receive pursuant to claims for indemnification under this Agreement shall be $2,500,000 (the “Cap Amount”).

(iii)        Notwithstanding Sections 9.02(e)(i) and 9.02(e)(ii), the Threshold Amount and the Cap Amount shall not apply to, and there shall be no other threshold or cap applicable to, any claims for indemnification in respect of (A) breaches of the Fundamental Representations, or (B) any claims for indemnification pursuant to Sections 9.02(a)(ii) through (viii).

(f)          Limitations on Indemnification of Seller. Notwithstanding any other provision of this Article IX, the indemnification by Buyer of Seller Indemnified Persons provided for in Section 9.02(b)(i) of this Agreement shall be subject to the following limitations and conditions:

(i)          Subject to and except as otherwise provided in Section 9.02(f)(iii) below, Seller Indemnified Persons shall not be entitled to indemnification until the aggregate amount of all of Buyer Indemnified Persons’ Damages exceeds the Threshold Amount; it being understood that, once the aggregate amount of all of Seller Indemnified Persons’ Damages reach the amount of the Threshold Amount, the Seller Indemnified Parties shall be entitled to recover the total amount of Damages in excess of the Threshold Amount; and

(ii)         Subject to and except as otherwise provided in Section 9.02(f)(iii) below, the maximum aggregate amount which Seller Indemnified Persons may be entitled to receive pursuant to claims for indemnification under this Agreement shall be the Cap Amount.

(iii)        Notwithstanding Sections 9.02(f)(i) and 9.02(e)(ii), the Threshold Amount and the Cap Amount shall not apply to, and there shall be no other threshold or cap applicable to, any claims for indemnification in respect of any claims for indemnification pursuant to Section 9.02(b)(ii).

(g)          Effect of Investigation. The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations of the Parties under this Agreement or any other Transaction Document shall not be affected or limited by (i) any investigation (including any environmental investigation or assessment) conducted by the Party seeking indemnification or (ii) any Knowledge acquired (or capable of being acquired) by the Party seeking indemnification at any time, whether before or after the Closing Date. The waiver by a Party of any closing condition as to the accuracy of any representation or warranty, or the performance of or compliance with any covenant or obligation, will not affect the right of such Party to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant and obligation. Without limiting the effect of the foregoing, no disclosure by Seller on any Schedule which describes an exception to a representation and warranty made by Seller under any Transaction Document shall relieve Seller of any obligation or liability with respect to any Retained Obligation, nor relieve Seller from any obligation to indemnify Buyer with respect to any Retained Obligation pursuant to Section 9.02(a)(vi) or any other indemnifiable event pursuant to the terms of any Transaction Document.

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Section 9.03         Third Party Claims.

(a)          Definition. As used herein, “Third Party Claim” means a claim or Proceeding made or instituted by a Person who is a third party against a Buyer Indemnified Person or Seller Indemnified Person, as the case may be, other than a claim relating to Taxes, pursuant to which any Buyer Indemnified Person or Seller Indemnified Person (the “Indemnified Party”) seeks indemnification with respect to Damages or potential Damages in connection with such claim or Proceeding pursuant to Article IX of this Agreement.

(b)          Notice of Claim. In the event that the Indemnified Party seeks indemnification hereunder in respect of a Third Party Claim, the Indemnified Party will promptly give written notice of the Third Party Claim to the Party from whom the Indemnified Party is seeking indemnification under this Article IX (the “Indemnifying Party”), stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document, provided, however, that any failure on the part of the Indemnified Party to provide such notice shall not limit any of the obligations of any Indemnifying Party, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure adversely prejudices the defense of such Third Party Claim). No claim for indemnification on account of a Third Party Claim shall be made and no indemnification therefor shall be available under this Article IX until the Indemnified Party shall have given initial written notice of its claim to the Indemnifying Party.

(c)          Indemnification Procedures. With respect to any Third Party Claim, the Indemnified Party shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such Third Party Claim on its own; provided, however, that if the Indemnified Party settles or compromises any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim. If the Indemnified Party does not elect to proceed with the defense (including settlement or compromise) of any such Third Party Claim, the Indemnifying Party may proceed with the defense of such Third Party Claim; provided, however, that the Indemnifying Party may not settle or compromise such Third Party Claim in any manner that provides the Third Party with claims against the Indemnified Party that survive such settlement or that imposes any obligations or any non-monetary relief or damages upon the Indemnified Party without the prior written consent of each Indemnified Party (which consent may not be unreasonably withheld). Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

(d)          Cooperation. Buyer and Seller shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any claim or action arising out of, related to, or resulting from this Agreement, any other Transaction Document, the Transactions, the Business, the Shared Business or the Acquired Assets or with respect to any matter with respect to which a claim for indemnification is made hereunder. Without limiting the generality of the foregoing, the Party controlling the defense or settlement of any such claim or action shall take steps reasonably designed to ensure that the other Party and its counsel are informed at all times of the status of such matter. Neither Party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

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Section 9.04         Payment; Right to Setoff. Notwithstanding any other provision of this Agreement or any of the other Transaction Documents, in the event that any Buyer Indemnified Person gives written notice to Seller of any claim for indemnification under Article IX, the amount of such claim (whether the claim for indemnification is the result of a Third Party Claim or a claim of a Buyer Indemnified Person directly against Seller) may be withheld by Buyer from any amount(s) which Buyer owes Seller under this Agreement (including any Earn-Out Payments), any other Transaction Document or otherwise, unless and until (and then only to the extent that) such claim for indemnification has been resolved (either by agreement of the Parties or by a final, non-appealable court order or arbitral award) in favor of the Party from whom payment was withheld. In the event that such claim for indemnification is resolved in favor of a Buyer Indemnified Person, by settlement or by a final court order or arbitral award, Buyer shall be entitled to setoff its Damages (and the Damages of any other Buyer Indemnified Person) associated therewith against any amounts which Buyer owes to Seller, at that time or in the future, under this Agreement, any Transaction Document or otherwise. Any and all amounts to be paid hereunder by (i) Seller by reason of its indemnity obligations under any Transaction Document shall, to the extent not satisfied in accordance with the exercise by Buyer of its right of set off pursuant to the provisions of this Section 9.04, be paid to Buyer immediately after agreement by the Parties thereon or after a final court order or arbitral award relating thereto by certified check or wire transfer in immediately available funds to such account as has been specified by Buyer at least one (1) Business Day prior to the date such payment is to be made; and (ii) Buyer by reason of its indemnity obligations under any Transaction Document shall be paid to Seller, immediately after agreement by the parties thereon or after a final court order or arbitral award relating thereto, by certified check or wire transfer in immediately available funds to such account as has been specified by Seller at least one (1) Business Day prior to the date such payment is to be made. Buyer may exercise its set off rights pursuant to this Section 9.04 in Buyer’s sole discretion, but Buyer is not required to exercise its set off rights and Buyer’s right to set off shall not in any way be deemed to preclude Buyer from demanding immediate cash payment from Seller pursuant to this Section 9.04 in satisfaction of Seller’s indemnification obligations under any Transaction Document. Notwithstanding any setoff against any payment to Seller in accordance with this provision, Buyer shall be deemed to have made the applicable payment and from and after the resolution of the subject claim, shall be entitled to all rights and privileges owed to it hereunder and/or under each other applicable Transaction Document in respect of such payment, as if it had actually made such payment.

Article X
General Provisions

Section 10.01        Notices. Any notice, request, demand or other communication given by any Party under this Agreement (each a “notice”) shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when three (3) Business Days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

if to Seller, to:

Vuzix Corporation

75 Town Centre Drive
Rochester, NY 14623

Attention: Paul J. Travers, President and CEO

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with a copy to:

Woods Oviatt Gilman LLP

2 State Street

Rochester, NY 14614

Attention: Robert F. Mechur

If to Buyer, to:

TDG Acquisition Company, LLC

PO Box 31

Sewickley, PA 15637

or (if not sent by United States Express Mail)

517 Locust Pl

Sewickley, PA 15637

Attention: James Balet

with a copy to:

Metz Lewis Brodman Must O’Keefe LLC

11 Stanwix Street, 18th Floor

Pittsburgh, PA 15222

Attention: Christopher A. Brodman

Section 10.02       Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies at Law or in equity including the right to specific performance.

Section 10.03       Specific Performance. Notwithstanding anything to the contrary in this Agreement, the Parties agree that irreparable damage may occur in the event that any of the covenants and agreements set forth in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to the indemnification rights to which a Party may be entitled pursuant to this Agreement, such Party may be entitled to seek an injunction or injunctions to prevent breaches and to enforce specifically the terms and provisions of these covenants and agreements, this being in addition to any other remedy to which such Party is entitled at law or in equity or otherwise pursuant to this Agreement.

Section 10.04       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto; provided that, notwithstanding the foregoing, either Party may assign, without obtaining any such prior consent. part or all of its rights hereunder to or for the benefit of its lenders, to any of its Affiliates, or to the purchaser of all, or substantially all, of its assets.

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Section 10.05       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 10.06       Arbitration.

(a)          General. All controversies and disputes between the Parties arising out of, relating to or in connection with the interpretation, performance or enforcement of this Agreement, any Transaction Document or the Transactions (each, a “Dispute”) shall be finally resolved and decided as provided in this Section 10.06.

(b)          Negotiated Resolution. Any Party that desires to raise a Dispute shall give written notice thereof to the other Party, which notice shall state with reasonable specificity the subject to the Dispute and the principal facts underling the Dispute. In the event that a Dispute arises between the Parties, the Parties shall promptly meet and negotiate in good faith to reach an amicable resolution of the Dispute.

(c)          Arbitration. If the Parties are unable to resolve any Dispute through negotiation within thirty (30) days after the notice of Dispute, except as provided in Sections 10.05(d) and (e) below, the Dispute, whether it is based on federal, state or foreign Law and whether it is grounded in common law or statutory law, shall be settled exclusively by arbitration conducted as provided herein, and otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be administered by the AAA in accordance with the following:

(i)          The arbitration shall be conducted in Rochester, New York, by one (1) arbitrator, jointly selected by Seller and Buyer, except that if the Parties are unable to agree on a single arbitrator within five (5) days after the thirty (30) day negotiation period, the arbitration shall be conducted by three (3) arbitrators, one (1) selected by each Party, and the third selected jointly by the two (2) arbitrators selected by the Parties. If a third arbitrator is selected by the other two arbitrators, the third arbitrator must be independent of all of the Parties and each of the other two arbitrators.

(ii)         New York law or United States Federal law, as applicable, shall apply in determining the rights, obligations and liabilities of the Parties.

(iii)        The arbitrator(s) shall prepare and deliver a written reasoned award. Judgment upon the award rendered by the arbitrator(s) may be entered and enforced in any court having jurisdiction thereof.

(iv)        All costs and fees relating to the arbitration shall be borne by the losing Party, except that if the arbitrator(s) determine that each Party has prevailed in part and lost in part, the costs and fees relating to the arbitration shall be allocated between the Parties as equitably determined by the arbitrator(s).

(d)          Exclusive Remedies. The failure or refusal of any Party to submit to arbitration or any of the other dispute resolution mechanisms specified in Section 10.05(c) above shall be deemed a breach of this Agreement. If any Party seeks and secures judicial intervention requiring enforcement of this Section 10.06, such Party shall be entitled to recover from the other Party in such judicial proceeding all costs and expenses, including reasonable attorneys’ fees, that it was thereby required to incur.

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(e)          Other Relief. The procedures specified in this Section 10.06 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement, any other Transaction Document or the Transactions, and, without limiting the generality of the foregoing, a Party, without prejudice to the above procedures, may seek an injunction, specific performance or other legal or provisional equitable relief from the arbitrator(s) pursuant to the AAA Optional Rules for Emergency Measures of Protection (or any other AAA rules providing for equitable or other similar types of relief) or, in the event such relief is not available or inappropriate, judicial relief from a tribunal other than the AAA if in that Party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo and that money damages will not provide an adequate remedy.

Section 10.07      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.08       Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

Section 10.09       Schedules; Entire Agreement. Each Schedule attached to this Agreement or any other Transaction Document pursuant to the terms hereof or thereof is incorporated herein or therein and made a part hereof or thereof. The Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersedes all prior agreements and understandings, both oral and written (including the Letter of Intent), between the Parties with respect to the subject matter hereof and thereof.

Section 10.10       Bulk Sales Laws. Buyer and Seller hereby waive compliance by either Party with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 10.11      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 10.12       Disclosure Schedules. The Parties acknowledge and agree that each Party has or may have set forth information in the Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Schedules need not be set forth in full in any other section of the Schedules so long as its relevance to such other section of the Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made and the Schedule which does not contain the full disclosure expressly cross-references the Schedule which contains full disclosure of the information and provides a summary describing the relevance of such information for purposes of such Schedule. The Parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer or Seller and (ii) the disclosure by Buyer or Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Buyer or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The disclosure by Seller of any information or other matter on any Schedule qualifying the representations and warranties made by Seller in this Agreement and the other Transaction Documents shall not in any way exculpate, limit or relieve any obligation or liability (including any indemnification obligation) which Seller has under any other provision of this Agreement (except to the extent properly incorporated by reference in the Schedule pertaining to such other provision) or any other Transaction Document or in connection with a breach of this Agreement or any other Transaction Document including liability with respect to all Retained Obligations.

Section 10.13       Fees and Expenses. Except as otherwise specifically provided in this Agreement, each Party shall pay its respective fees and expenses incurred in connection with the Transactions including all fees and expenses of legal counsel, accountants, consultants or other representatives. Seller shall pay any and all fees due and owing to any investment banker, broker, finder or other intermediary listed on Schedule 3.01(r); and Buyer shall pay any and all fees due and owing to any investment banker, broker, finder or other intermediary listed on Schedule 3.02(d).

Signatures appear on the following page.

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IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed by its duly authorized officer or other authorized person, as of the date first above written.

TDG Acquisition Company, LLC

By:	/s/ James P. Balet
Name:	James P. Balet
Title:	Secretary

Vuzix Corporation

By:	/s/ Paul J. Travers
Name:	Paul J. Travers
Title:	CEO

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Accounting Principles
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Authorized Reseller Agreement
Exhibit E	Form of Grant-Back License Agreement
Exhibit F	Form of Shared Services Agreement
Exhibit G	Form of Trademark License Agreement
Exhibit H	Form of Metz Lewis Brodman Must O’Keefe LLC Opinion
Exhibit I	Form of Restrictive Covenants Agreement
Exhibit J	Form of Woods Oviatt Gilman LLP Opinion

Schedules

Schedule 1.01(A) – Business Financials

Schedule 1.01(B) – Closing Payment

Schedule 2.01(a)(i) – Acquired Tools and Equipment

Schedule 2.01(a)(ii) – Acquired Inventory

Schedule 2.01(a)(iii) – Acquired Accounts Receivable

Schedule 2.01(a)(iv) – Acquired IP

Schedule 2.01(a)(v) – Shared IP

Schedule 2.01(a)(vi) – Acquired Contracts

Schedule 2.01(a)(vii) – Permits

Schedule 2.01(a)(viii) – Customer Deposits

Schedule 2.01(b)(iv) IP other than Acquired IP and Shared IP

Schedule 2.01(b)(v) – Certain Excluded Assets

Schedule 2.01(c)(ii) – Accrued Vacation

Schedule 2.02(b)(i) – Pay-off Wire Instructions

Schedule 2.02(b)(iii) – Seller Wire Instructions

Schedule 2.02(c)(v) – Earn-Out Examples

Schedule 2.02(e) – Purchase Price Allocation

Schedule 2.02(f) – Price Adjustment Regarding Certain Leased Equipment and Licensed Assets

Schedule 3.01(a) – Existence and Power; Subsidiaries

Schedule 3.01(e) – Consents

Schedule 3.01(f)(iv) – Inventory

Schedule 3.01(g) – Absence of Changes

Schedule 3.01(h) – Undisclosed Liabilities

Schedule 3.01(i) – Contracts

Schedule 3.01(j) – Litigation

Schedule 3.01(k)(ii) – Necessary Permits

Schedule 3.01(l)(i) – Real Property

Schedule 3.01(m) – Encumbrances

Schedule 3.01(n)(i) – Intellectual Property Used in Business or Shared Business

Schedule 3.01(n)(ii) – Retained IP

Schedule 3.01(o)(i) – Employees

Schedule 3.01(o)(ii) – Employee Benefit Plans

Schedule 3.01(o)(iv) – Employee Benefit Plan Payments

Schedule 3.01(p) – Labor and Employment Matters

Schedule 3.01(q) – Environmental Compliance

Schedule 3.01(q)(ii) – Environmental Reports

Schedule 3.01(r) – Finders’ Fees – Seller

Schedule 3.01(s) – Acquired Assets

Schedule 3.01(t) – Consignment

Schedule 3.01(u) – Insurance

Schedule 3.01(v) –Customers and Supplier

Schedule 3.01(w)(i) – Taxes

Schedule 3.01(x) – Relationships with Affiliates

Schedule 3.02(d) – Finders’ Fees – Buyer

Schedule 7.04 – DARPA Project

Schedule 7.07 – Hired Employees

Schedule 8.02(h) – Required Consents